N E W S   R E L E A S E

TALISMAN ENERGY - TRUONG SON JOINT OPERATING COMPANY TESTS OIL DISCOVERY OFFSHORE VIETNAM AT 7,300 BBLS/DAY

Calgary, Alberta, December 10, 2003 – Truong Son Joint Operating Company has made an oil discovery in Block 46/02 offshore Vietnam.

Song Doc - 1X is the first exploration well to be drilled by the Company since being awarded the block in December 2002. It successfully tested the Song Doc prospect in Vietnam Block 46/02. Block 46/02 is located adjacent to the Talisman operated Block PM-3 of the Malaysia-Vietnam Commercial Arrangement Area (PM-3 CAA) while Song Doc is situated some 13 kilometers northwest of PM-3 CAA Bunga Kekwa C wellhead platform.

The well flowed at a rate of 7,300 bbls/d of 38o API oil but was constrained by testing equipment. Reserves potential for the discovery is being evaluated.

Truong Son JOC is a Joint Operating Company established by the Contractor Parties:

PETROVIETNAM EXPLORATION AND PRODUCTION COMPANY holds a 40% interest; TALISMAN (VIETNAM 46/02) LTD, a wholly-owned subsidiary of Talisman Energy Inc, holds a 30% interest; and PETRONAS CARIGALI OVERSEAS SDN. BHD., a wholly-owned subsidiary of PETRONAS, the national petroleum corporation of Malaysia, holds a 30% interest.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann

Senior Manager, Corporate  & Investor Communications

Phone:

(403) 237-1196

Fax:

(403) 237-1210

E-mail:

tlm@talisman-energy.com

Website:

www.talisman-energy.com

32-2003

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